Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into this day of May      , 2015 (the “Effective Date”), by and between LightTouch Vein & Laser, Inc., a Nevada corporation (hereinafter the “Company”), and MICHAEL LEAGO (hereinafter the “Employee,” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Company offers a variety of services, products, financing, technology, and management services to the cannabis industry; and

WHEREAS, the Company desires to employ the Employee as its Retail Grow Store Division Head, and the Employee desires to accept such employment, for which purposes each of the Parties desire to enter into this Agreement to set forth and clarify certain of the terms and conditions relevant to such employment.

NOW, THEREFORE, in consideration of the recitals, the covenants and agreements herein contained and the benefits to be derived herefrom, the parties, intending to be legally bound, agree as follows:

1.	Recitals. The recitals set forth above constitute part of this Agreement and are incorporated herein by this reference.

2.	Employment. From and after the effective date hereof, and for the term herein provided, the Company agrees to employ the Employee, and the Employee accepts such employment with the Company upon the terms and conditions hereinafter set forth.

3.	Term. The Employee’s employment shall commence on the execution date of that certain Acquisition Agreement and Plan of Merger attached hereto as Exhibit A and subject to Section 8 of this Agreement, shall continue through the second anniversary of the employment date (the “Term”), with three consecutive two (2) year renewal options, automatically extended, unless either party notifies the other in writing of their refusal to be bound by any further extensions, which Notice must be sent no later than three (3) months prior to the end of one of the two (2) year terms.

4.	Duties as Retail Grow Store Division Head. Employee shall have such duties, responsibilities and authority as are commensurate and consistent with the position of Retail Grow Store Division Head of a company and as may, from time to time, be assigned to him by the Board of Directors. Employee shall report directly to the President and Chief Executive Officer. During the Term as set forth in Section 3 above and in accordance with Section 9(c)(i) below, Employee shall devote his full business time and efforts to the performance of his duties hereunder, unless otherwise explicitly authorized by the Board. The Employee will comply and be bound by the Company’s written operating policies, procedures and practices from time to time in effect during Employee’s employment. Employee represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound. The Employee will have four primary responsibilities:

(a)	Management of One Love Garden Supply LLC in Boulder, Colorado;

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(b)	Development and management of an e-commerce web site serving as the Company’s internet retail operation;

(c)	Planning and executing the growth of the Company’s retail operation by acquiring existing grow stores and starting up new retail sites in concert with the Company’s New Venture Team; and

(d)	Employee shall be permitted to hire, in a reasonably prudential manner and in a manner not to unduly increase the cost or expense of human resources to the Company, such assistants and staff to assist Employee in the performance of all of the foregoing that are reasonably and appropriately delegable; and provided further that Employee shall be permitted to contract with attorneys, accountants, technical writers, marketing companies and other professionals in a reasonably prudential manner to obtain reasonable services for which the Company is in need.

5.	Extent of Services. The Employee agrees to serve the Company faithfully and to the best of his ability and shall devote his full time, attention and energies to the business of the Company during customary business hours. The Employee agrees to carry out his duties in a competent and professional manner and to at all times promote the best interests of the Company. The Employee shall not, during the Term of his employment hereunder, engage in any other business, whether or not pursued for profit. Nothing contained herein shall be construed as preventing the Employee from investing in any other business or entity which is not in competition with the business of the Company. Nothing contained herein shall be construed as preventing the Employee from (i) engaging in personal business affairs and other personal matters, (ii) serving on civic or charitable boards or committees, or (iii) serving on the board of directors of companies that do not compete directly or indirectly with the Company, provided however, that none of such activities materially interferes with the performance of his duties under this Agreement and provided further that the Board of Directors approves of each such proposed appointment which approval shall not be unreasonably withheld.

6.	Compliance. The Employee hereby agrees to observe and comply with such reasonable rules and regulations of the Company as may be duly adopted from time to time by the Company's Chief Executive Officer and Board of Directors and otherwise to carry out and perform those orders, directions and policies stated to him from time to time, either as specified in the minutes of the proceedings of the Board of Directors of the Company or otherwise in writing that are reasonably necessary and appropriate to carry out his duties hereunder. Such orders, directions and policies shall be legal and shall be consistent with the Employee’s position as the Retail Grow Store Division Head.

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7.	Compensation. As full compensation for all services rendered by the Employee pursuant to this Agreement and as full consideration for all of the terms of this Agreement, the Employee shall receive from the Company during his employment under this Agreement the base salary, bonuses and fringe benefits described below.

(a)	Base Salary. For all services rendered pursuant to this Agreement, the Company shall pay or cause to be paid to the Employee a salary of Sixty-Five Thousand Dollars ($65,000.00) per year, payable monthly on the first Monday of each month (the “Base Salary”). The Base Salary shall be prorated from the Effective Date for the initial month. The Base Salary may increase annually by a sum agreed to by the Board of Directors. The Base Salary shall be payable in accordance with the customary practices of the Company for payment of its employees, but in any event, in installments not less frequently than once monthly. Performance and salary adjustment will be reviewed annually by the Board of Directors of the Company.

(b)	Bonus Compensation. To the extent that the Company shall establish, from time to time in its discretion, bonus compensation plans for the benefit of its management level employees, the Employee shall be entitled to participate in such bonus compensation plans in accordance with terms and provisions established by the Board of Directors in its discretion. Also, see Section 7(e) below for specific bonus compensation applicable to Employee for calendar year 2015.

(c)	Long Term Incentive Payments. The Company has or may from time to time in the future grant to the Employee such long term incentive compensation (including, by way of illustration but not limitation, stock options) as the Board of Directors may determine in its discretion.

(d)	Fringe Benefit. Employee shall be eligible to participate in those benefits available for all senior executives of the Company, subject to the same terms, conditions and eligibility requirements as other employees, including, without limitation, life insurance, health insurance and profit sharing plans; provided, however, that Employee shall not institute, in Employee’s capacity as an employee of the Company, such benefit plans that are unreasonable in terms and scope as those benefit plans offered by companies of similar size in the United States cannabis industry. The Company shall provide Employee with an office of a size and location customary for his position. Employee shall be provided health insurance and reimbursement for cell phone. The Employee shall be entitled to eight federal holidays and fifteen (15) business days off annually, which shall include vacation days, sick days and personal days. The Employee may also carry over up to ten (10) days of unused vacation time to the following anniversary year; the remainder of unused vacation time will be forfeited.

(e)	Bonus Compensation for Calendar Year 2015. Each fiscal quarter of 2015, upon the Company recording on its financial statements $40,000 in US GAAP gross pretax profits (the “Gross Pretax Profits”) from sales of the Retail Store Division of the Company (the “Pretax Threshold”), the Company shall pay to the Employee a cash payment equal to 15% of the Company’s Gross Pretax Profits generated above the Pretax Threshold, but in any event not to exceed $150,000 of bonus for the 2015 calendar year paid to Employee. The Gross Pretax Profit shall be calculated by including costs of financing, costs of inventory and accounts receivable and by deducting the amount paid to Employee under that certain Promissory Note issued by One Love Garden Supply LLC in favor of Michael Leago and Ashley N. Hollow dated May 5, 2015 attached hereto as Exhibit B. The intent of this provision is to bonus Employee for profitable performance of the Company’s Retail Division and in particular to incentivize the Gross Pretax Profits derived from the assets acquired by the Company from One Love Garden Supply LLC and other business units under the direction of the Employee. Each store in the Company’s Retail Division shall be evaluated cumulatively as a whole unit based on its performance.

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(f)	Expenses. The Employee may be required in the fulfillment of his employment to incur ordinary, necessary and reasonable expenses for the promotion of the business of the Company and its affiliates and subsidiaries, including expenses for entertaining, travel and similar items. The Company will authorize expenses as needed, in connection with such business, including travel and entertainment expenses, fees for seminars and courses, and expenses incurred in attendance at executive meetings and conventions; provided however, the Employee receives prior approval from the Chief Executive Officer of the Company, approval which shall not be unreasonably withheld. If paid by the Employee, upon presentation by the Employee of an itemized account of such expenditures, the Employee shall be entitled to receive full reimbursement for these expenses; provided however, the Employee receives prior approval from the Chief Executive Officer of the Company, approval which shall not be unreasonably withheld.

8.	Termination, Death or Disability, Resignation. The Employee's employment may be terminated in accordance with the provisions of this Section. The provisions for termination are as follows:

(a)	Death or Disability. The Employee’s employment shall be terminated upon the death or total disability of the Employee (total disability meaning the failure of the Employee to perform his or her duties and responsibilities hereunder in the manner and to the extent required by this Agreement for a period of 180 consecutive days by reason of the Employee's mental or physical disability as impartially determined by the Insurance Company underwriting the Disability Insurance Policy purchased for the Employee by the Company, which determination shall be conclusive upon both parties).

(b)	Termination for Cause. The Employee's employment may be terminated by the Company for Cause. For purposes of this Agreement, the term “Cause” shall mean that any of the following has occurred: (i) the Employee’s material failure or refusal to comply with the material policies, standards and regulations of the Company applicable to all of its executive employees from time to time reasonably established and fairly administered which do not conflict with Employee’s outside obligations, after written thirty (30) day Notice to Cure, (ii) a material breach by the Employee of any of the other material terms of this Agreement which is not cured after a written thirty (30) day Notice to Cure, (iii) the conviction of the Employee for any felony, the conviction of the Employee for a crime involving moral turpitude, such as rape, incest, sexual assault of a minor or similar crimes, (iv) the adjudication by a court that the Employee engaged in willful material misconduct in connection with the activities of the Company, (v) the Employee’s use or possession of any controlled substance or chronic abuse of alcoholic beverages, which use or possession the Board of Directors reasonably determines renders the Employee unfit to serve in his capacity as Retail Grow Store Division Head, or (vi) the Employee’s intentional misapplication of the Company’s funds or other material assets, or any other act of dishonesty injurious to the Company committed by the Employee.

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(c)	Resignation. If the Employee voluntarily resigns during the Term of this Agreement, then all payments and benefits shall cease on the effective date of resignation, provided that under this Agreement the Employee shall be entitled to receive through the date of such resignation (i) his base salary as defined in Section 7(a) hereof and (ii) the benefits provided in Section 7 hereof.

9.	Confidentiality, Restrictive Covenants, Non-Competition.

(a)	Non-Disclosure of Information. The Employee recognizes and acknowledges that by virtue of his position as Retail Grow Store Division Head, he will have access to the lists of the Company's referral sources, suppliers, advertisers and customers, financial records and business procedures, sales force and personnel, programs, software, selling practices, plans, special methods and processes for electronic data processing, special techniques for testing commercial and sales materials and products, custom research services in product development, marketing strategy, product manufacturing techniques and formulas, and other unique business information and records (collectively “Proprietary Information”), as same may exist from time to time, and that they are valuable, special and unique assets of the Company's business. The Employee also may develop on behalf of the Company a personal acquaintance with the present and potential future clients and customers of the Company, and the Employee’s acquaintance may constitute the Company’s sole contact with such clients and customers.

(i)	The Employee will not, without the prior written consent of the Company, during the Term of his employment or any time thereafter, except as may be required by competent legal authority or as required by the Company to be disclosed in the course of performing Employee’s duties under this Agreement, disclose trade secrets or other confidential information about the Company, including but not limited to Proprietary Information, to any person, firm, corporation, association or other entity for any reason or any purpose whatsoever or utilize such Proprietary Information for his own benefit or the benefit of any third party; provided, however, that nothing contained herein shall prohibit the Employee from using his personal acquaintance with any clients or customers of the Company at any time in a manner that is not inconsistent with their remaining as clients or customers of the Company.

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(ii)	All equipment, records, files, memoranda, computer print-outs and data, reports, correspondence and the like, relating to the business of the Company which Employee shall use or prepare or come into contact with shall remain the sole property of the Company. The Employee shall immediately turn over to the Company all such material in Employee's possession, custody or control at such time as this Agreement is terminated.

(iii)	“Proprietary Information” shall not include information that was a matter of public knowledge on the date of this Agreement or subsequently becomes public knowledge other than as a result of having been revealed, disclosed or disseminated by Employee, directly or indirectly, in violation of this Agreement.

(b)	Non-Solicitation. The Employee covenants and agrees that during the term of his employment, and for a two (2) year period immediately following the end of the Term, renewal term or earlier termination of this Agreement, regardless of the reason therefor, the Employee shall not solicit, induce, aid or suggest to: (1) any employee to leave such employ, (2) any contractor, consultant or other service provider to terminate such relationship, or (3) any customer, agency, vendor, or supplier of the Company to cease doing business with the Company.

(c)	Non-Competition. For purposes of this Section 9(c), the Parties agree that the “business of the Company” shall be defined to include the development, packaging, advertising, marketing, distribution and sale of indoor and outdoor growing and gardening supplies and related products.

(i)	The Employee covenants and agrees that during the Term, Employee shall not engage in any activity or render service in any capacity, directly or indirectly, (whether as principal, director, officer, investor, employee, consultant or otherwise) for or on behalf of any person or persons or entity in the United States or anywhere else in the world if such activity or service directly or indirectly involves or relates to any business which is in competition with the business of the Company. It is understood and agreed that after the Term nothing herein contained shall prevent the Employee from engaging in discussions concerning business arrangements to become effective in accordance with this Section 9(c). Notwithstanding the foregoing, the Company and Employee agree that Employee may continue to develop a unique tower type indoor/outdoor prefabricated garden for home and commercial applications and continue his participation in the development of a cannabis infused beverage, provided that such activities do not consume greater than ten (10) business hours per month of Employee’s time or interfere with the performance of his duties for the Company. Upon completion of the Term, resignation or termination of the Employee, this Section 9(c) shall extend only for a radius of 40 miles from the present location of One Love Garden Supply LLC in Boulder, Colorado, and shall be in full force and effect for two years commencing with the date of Employee’s completion of the Term, resignation or termination of employment.

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(d)	Enforcement. In view of the foregoing, the Employee acknowledges and agrees that it is reasonable and necessary for the protection of the good will, business, trade secrets, confidential information and Proprietary Information of the Company that he makes the covenants in this Section 9 and that the Company will suffer irreparable injury if the Employee engages in the conduct prohibited by Section 9 of this Agreement. The Employee agrees that upon a breach, threatened breach or violation by him of any of the foregoing provisions of this Section 9, the Company, in addition to all other remedies it may have including an action at law for damages, shall be entitled as a matter of right to injunctive relief, specific performance or any other form of equitable relief in any court of competent jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, to enjoin and restrain the Employee and each and every other person, partnership, association, corporation or organization acting in concert with the Employee, from the continuance of any action constituting such breach. The Company shall also be entitled to recover from the Employee all of its reasonable costs incurred in the enforcement of this Section 9 including its reasonable legal fees. The Employee acknowledges that the terms of Section 9 are reasonable and enforceable and that, should there be a violation or attempted or threatened violation by the Employee of any of the provisions contained in these subsections, the Company shall be entitled to relief by way of injunction, specific performance or other form of equitable relief. In the event that any of the foregoing covenants in Sections 9 shall be deemed by any court of competent jurisdiction, in any proceedings in which the Company shall be a party, to be unenforceable because of its duration, scope, or area, it shall be deemed to be and shall be amended to conform to the scope, period of time and geographical area which would permit it to be enforced.

(e)	Independent Covenants. The Company and the Employee agree that the covenants contained in this Section 9 shall each be construed as a separate agreement independent of any of the other terms and conditions of this Agreement, and the existence of any claim by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense by the Employee to the Company’s enforcement of any of the covenants of this Section 9.

10.	Disclosure and Assignment of Rights.

(a)	Disclosure. The Employee agrees that he will promptly assign to the Company or its nominee(s) all right, title and interest of the Employee in and to any and all ideas, inventions, discoveries, secret processes, and methods and improvements, together with any and all patents or other forms of intellectual property protection that may be obtainable in connection therewith or that may be issued thereon, such as trademarks, service marks and copyrights, in the United States and in all foreign countries, which the Employee may invent, develop, or improve or cause to be invented developed or improved, on behalf of the Company while engaged in Company related decisions, during the Term or within six (6) months after the Term or earlier termination of this Agreement, which are or were related to the scope of the Company’s business or any work carried on by the Company or to any problems and projects specifically assigned to the Employee. All works and writings which relate to the Company’s business are works for hire under the Copyright Act, and any and all copyrights therefor shall be placed in the name of and inure to the benefit of the Company.

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(b)	Assignment of Interest. The Employee agrees to disclose immediately to duly authorized representatives of the Company any ideas, inventions, discoveries, processes, methods and improvements covered by the terms of this Section 10 and to execute, at the Company’s expense, all documents reasonably required in connection with the Company’s application for appropriate protection and registration under the federal and foreign patent, trademark, and copyright law and the assignment thereof to the Company’s nominee (s). The Employee hereby appoints the Company’s Chief Executive Officer as true and lawful attorney in fact with full powers of substitution and delegation to execute acknowledge and deliver any such instruments and assignments, which the Employee shall fail or refuse to execute or deliver.

11.	Miscellaneous.

(a)	Disputes. Any controversy or claim arising out of or relating to the employment relationship between the Company and the Employee shall be settled by arbitration before the American Arbitration Association in the City of Denver, CO. Such arbitration shall be conducted in the City of Denver in accordance with the rules of the American Arbitration Association, except as otherwise provided in this paragraph. Judgment upon the award entered by the arbitrators shall be final and may be entered in a court having jurisdiction thereof. The party or parties against whom an arbitration award shall be entered shall pay the other party's reasonable attorneys' fees and reasonable costs and expenses in connection with the enforcement of its rights under this Agreement unless and to the extent the arbitrators determine that under the circumstances recovery by the prevailing party of all or any part of such fees and costs would be unjust. Any decision of the Arbitrator shall be in writing and shall set forth findings of fact and conclusions of law in accordance with the law of the state of Colorado.

(b)	Notices. Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by registered or certified mail, return receipt requested, in the case of the Company, to the principal office of the Company directed to the attention of the Company's Board of Directors, and in the case of the Employee, to the Employee's last known residence address.

(c)	Construction. This Agreement shall be governed and interpreted in accordance with the laws of the State of Colorado. The waiver by any party hereto of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

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(d)	Modification and Assignment. This Agreement may not be changed except by written agreement duly executed by the parties hereto. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, but shall not release the Company from its obligations. This Agreement, being for the personal services of the Employee, shall not be assignable or subject to anticipation by the Employee.

(e)	Severability. Each provision of this Agreement shall be considered severable. If for any reason any provisions herein are determined to be invalid or unenforceable, this Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted, and such invalidity or unenforceability shall not impair or otherwise affect the validity of the other provisions of this Agreement. Moreover, the parties agree to replace such invalid provision with a substitute provision that will correspond to the original intent of the parties.

(f)	Number of Agreements. This Agreement may be executed in any number of counterparts, each one of which shall be deemed an original.

(g)	Pronouns. The use of any word in any gender shall be deemed to include any other gender and the use of any word in the singular shall be deemed to include the plural where the context requires.

(h)	Headings. The section headings used in this Agreement are for convenience only and are not to be controlling with respect to the contents thereof.

(i)	Further Assurances. The Parties agree that they will take such action and execute and deliver such documents as may be reasonably necessary to fulfill the terms of this Agreement.

(j)	Entire Agreement. This Agreement, together with any other written agreements entered into concurrently herewith, contains the complete and exclusive statement of the terms and conditions of the Employee's employment by the Company, and there exists no other inducement or consideration between the Company and the Employee relative to the employment contemplated by this Agreement. All prior agreements relative to the subject matter of this Agreement are terminated.

[-Signature Page to Employment Agreement Follows-]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

LIGHTTOUCH VEIN & LASER, INC.

By:
Name:	Jeffrey Beverly
Title:	President

EMPLOYEE

MICHAEL LEAGO, an individual

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Exhibit A

Acquisition Agreement and Plan of Merger

See attached.

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Exhibit B

Promissory Note

See attached.

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